Exhibit 99.1

Pharmacyclics Triggers Fourth Milestone Payment for Enrollment of 5th Patient in Frontline Phase III CLL Study

SUNNYVALE, Calif., April 11, 2013 -- Pharmacyclics, Inc. (PCYC) announced today that the Phase III clinical trial (RESONATE™-2), a monotherapy trial using ibrutinib versus chlorambucil in elderly patients with newly diagnosed chronic lymphocytic leukemia / small lymphocyctic lymphoma (CLL/SLL) has enrolled its fifth patient. The enrollment of the fifth patient has subsequently triggered a fourth $50 million milestone payment obligation from Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, worldwide collaborator on ibrutinib in oncology.

This trial is a randomized, multicenter, open-label Phase III study of ibrutinib (PCI-32765) as a monotherapy versus chlorambucil in patients 65 years or older with treatment-naïve CLL/SLL. The study design is in accord with a Special Protocol Assessment (SPA). The study is designed to demonstrate superiority of ibrutinib with the primary endpoint of progression-free survival (PFS); the comparator is single agent chlorambucil. This global study is planned to enroll 272 patients worldwide.

Further information about this trial can be found at www.clinicaltrials.gov:

NCT01722487 – “A Multicenter, Open-label, Phase 3 Study of the Bruton’s Tyrosine Kinase Inhibitor PCI-32765 versus Chlorambucil in Patients 65 Years or Older With Treatment-naive Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma (RESONATE™-2).”

About the Janssen Collaboration

As previously announced on December 8, 2011, Pharmacyclics entered into a worldwide collaboration with Janssen to develop and commercialize ibrutinib, a novel, oral, first-in-class Bruton’s Tyrosine Kinase (BTK) inhibitor. Pharmacyclics received from Janssen an upfront payment totaling $150 million upon signing the contract. With the dosing of a fifth patient in the RESONATE™-2 study, as announced today, a milestone payment of $50 million has been earned. To date, $200M in milestones have been earned and Pharmacyclics may receive up to an additional $625 million in development and regulatory milestone payments; for total potential upfront and milestone payments of $975 million.

Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize ibrutinib. In the US, Pharmacyclics will book sales and take the lead role in US commercial strategy development. Both Pharmacyclics and Janssen will share in commercialization activities. Outside the United States, Janssen will book sales and perform commercialization activities. Profits and losses from the commercialization activities will be split 50/50 on a worldwide basis. Development and commercialization activities under the collaboration will be managed through a shared governance structure. Each company will lead development for specific indications as stipulated in a global development plan. Except in certain cases, in general, development costs are shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%).

About Ibrutinib

Janssen Biotech, Inc. and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize ibrutinib. Ibrutinib was designed to specifically target and selectively inhibit an enzyme called Bruton’s tyrosine kinase (BTK). BTK is a key mediator of at least three critical B-cell pro-survival mechanisms occurring in parallel – regulation of apoptosis, adhesion, and cell migration and homing. Through these multiple signals, BTK regulation helps to direct malignant B-cells to lymphoid tissues, thus allowing access to a micro environment necessary for survival.

The effectiveness of ibrutinib alone or in combination with other treatments is being studied in several B-cell malignancies, including chronic lymphocytic leukemia/small lymphocytic lymphoma, mantle cell lymphoma, diffuse large B-cell lymphoma, follicular lymphoma, Waldenström’s macroglobulinemia and multiple myeloma. To date five Phase III trials have been initiated with ibrutinib and a total of 26 trials are currently registered on www.clinicaltrials.gov.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.